EXHIBIT 10.21

SECURITY AGREEMENT

This Security Agreement is entered into as of November 22, 2010 by and between Global Food Technologies, Inc ("Grantor") and MUKESH PARIPATYADAR ("Lender").

 RECITALS:  Lender has agreed to make a certain Loan (the "Loan") in the amount and manner set forth in that certain Promissory Note by and between Lender and Grantor dated November 22, 2010. Lender is willing to make the Loan to Grantor, but only upon the condition, among others, that Grantor shall grant to Lender a security interest in all of the assets of Grantor. Therefore, Grantor has granted to Lender this security interest in all of Grantor's assets as Collateral for the Loan.

Lender represents and Grantor acknowledges that a security interest in all of the Grantor’s assets has been granted as security for a loan with a principal balance of $250,000 issued in April 2006 and is a superior claim on the Collateral.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and intending to be legally bound, as collateral security for the prompt and complete payment when due of its obligations under the Loan Agreement, Grantor hereby represents, warrants, covenants and agrees as follows:

 AGREEMENT To secure its obligations under the Loan Agreement, Grantor grants and pledges to Lender a security interest in all of Grantor's, assets including any intellectual property assets held by Grantor. This security interest is granted in conjunction with the security interest granted to Lender under the Loan Agreement and shall terminate upon payment of all Obligations under the Loan Agreement. The rights and remedies of Lender with respect to the security interest granted hereby are those which are now or hereafter available to Lender as a matter of law or equity. Each right, power and remedy of Lender provided for herein or in the Loan Agreement or any of the Loan Documents, or now or hereafter existing at law or in equity shall be cumulative and concurrent and shall be in addition to every right, power or remedy provided for herein and the exercise by Lender of any one or more of the rights, powers or remedies provided for in this Security Agreement, the Loan Agreement, or now or hereafter existing at law or in equity, shall not preclude the simultaneous or later exercise by any person, including Lender, of any or all other rights, powers or remedies. Upon termination of Lender's security interests hereunder, Lender shall promptly execute and deliver to Borrower a release of Lender's security interests granted hereunder in a form that is recordable, as applicable, and is reasonably acceptable to Grantor and its counsel. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one instrument.

 IN WITNESS WHEREOF, the parties have cause this Security Agreement to be duly executed as of the first date written above.

Grantor: Global Food Technologies, Inc		Lender: MUKESH PARIPATYADAR

By		By

Keith Meeks, President